EX-99.B-77C

SHAREHOLDER MEETING RESULTS

Waddell & Reed InvestEd Portfolios

On April 3, 2009, a special shareholder meeting (Meeting) for Waddell & Reed InvestEd Portfolios, Inc. was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1: To elect thirteen Directors for Waddell & Reed InvestEd Portfolios, Inc.

Michael L. Avery

For	Against
23,588,955.153	0
Jarold W. Boettcher
For	Against
23,588,955.153	0
James M. Concannon
For	Against
23,588,955.153	0
John A. Dillingham
For	Against
23,588,955.153	0
David P. Gardner
For	Against
23,588,955.153	0
Joseph Harroz, Jr.
For	Against
23,588,955.153	0
John F. Hayes
For	Against
23,588,955.153	0
Robert L. Hechler
For	Against
23,588,955.153	0
Albert W. Herman
For	Against
23,588,955.153	0
Henry J. Herrmann
For	Against
23,588,955.153	0
Glendon E. Johnson, Sr.
For	Against
23,588,955.153	0
Frank J. Ross, Jr.
For	Against
23,588,955.153	0
Eleanor B. Schwartz
For	Against
23,588,955.153	0

Proposal 2: To approve for each series of the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed InvestEd Portfolios.

Fund	For	Against	Abstain

InvestEd Balanced Portfolio	7,994,123.079	0	0
InvestEd Conservative Portfolio	4,803,943.551	0	0
InvestEd Growth Portfolio	11,066,171.364	0	0